Washington, DC 20549

                          REGISTRATION STATEMENT
                               ON FORM S-8
                                  UNDER
                        THE SECURITIES ACT OF 1933


                      BEVsystems International, Inc.
                 -----------------------------------------
                 (exact name of registrant in its charter)

                 Aqua Clara Bottling and Distribution, Inc.
                 -----------------------------------------
                          (former name of registrant)

           Florid a                                          84-1352529
-------------------------------                          -------------------
(State or other jurisdiction of			            (IRS Employer
incorporation or organization)                           Identification No.)

                           501 Brickell Key Drive
                                Suite 407
                           Miami, Florida 33151
                              (786) 425-2201
                   ----------------------------------------
                   (Address of principal executive offices)


                    Compensation and Consulting Agreements
                    --------------------------------------
                            (full name of the plans)


                               Robert Tatum, III
                             501 Brickell Key Drive
                                   Suite 407
                             Miami, Florida  33151
                 ----------------------------------------
                 (Name and address of agent for services)


                                (786) 425-2201
     -------------------------------------------------------------
     (Telephone number, including area code, of agent for service)


                                  COPY TO:
                            L. Van Stillman, Esq.
                     Law Office of L. Van Stillman, P.A.
                      1177 George Bush Blvd. Suite 308
                          Delray Beach, FL 33483

Approximate Date of Commencement of Proposed Sales under the Plan:

As soon as practicable after this Registration Statement becomes effective
--------------------------------------------------------------------------

                          Total Number of Pages:  7
           Exhibit Index begins on sequentially numbered page:  7

                      CALCULATION OF REGISTRATION FEE


Title of                           Proposed           Proposed
Securities      Maximum Amount     Maximum            Amount of
to be           to be              Offering           Aggregate         Registration
Registered      Registered         Price per Share    Offering Price    Fee

$.0001          17,500,000[1]      $ 0.04[2]          $ 700,000         $ 64.40
















---------------------

[1] Represents shares issued pursuant to consulting agreements for continued services by officers, attorneys, directors and consultants to the Registrant, including services related to sales and marketing of the Company's products and services seeking joint ventures and potential acquisitions, promotional services with respect to Registrant's business establishment of distributorship agreements, all of the foregoing in furtherance of the Registrant's business.

[2] Estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as of November 7, 2002.

                              PART I

          INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.	Plan Information.
        ----------------

	BEVsystems International, Inc. has heretofore entered into agreements with third party consultants, attorneys, officers and directors with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its officers, directors, certain employees and consultants, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

	The Registrant has agreed to issue seventeen million five hundred thousand (17,500,000) shares for past services provided by its officers, directors, certain employees and consultants and to provide for continued services to the Registrant.

Item 2.	Registrant Information and Employee Plan Annual Information.
        -----------------------------------------------------------

	The Registrant shall provide the officers, directors, employees and consultants, without charge upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultants without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.


                             PART II

           INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.	Incorporation of Documents by Reference.
        ---------------------------------------

	The following documents filed with the Securities and Exchange Commissions are incorporated herein by reference:

The Registrant's Quarterly Reports on Form 10-QSB filed August 14, 2002 and February 19, 2002.

       (a) The Registrant's Annual Reports on form 10-KSB, filed on June 29, 2001 and July 12, 2002.

       (b) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.
        -------------------------

	The Registrant has authorized 650,000,000 shares of common stock, no par value of which [77,961,118] shares are issued and outstanding. Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members of the board of directors.
Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay any cash dividends in the foreseeable future.


Item 5.	Interests of Named Experts and Counsel.
        --------------------------------------

	L. Van Stillman, Esq. is the company's special securities counsel. Shares registered pursuant to this offering may be used to compensate Mr. Stillman for services preformed on behalf of the registrant.


Item 6.	Indemnification of Officers and Directors.
        -----------------------------------------

	The Registrant's Articles of Incorporation (Article 11.3) as well as the Registrant's By-Laws, provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Colorado, as well as is described in Article 11.3 of the Articles of Incorporation and the registrant's By-Laws. These sections generally provide that the corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the corporation.


Item 7.	Exemption from Registration Claimed.
        -----------------------------------

	Not Applicable


Item 8.	Exhibits:
        --------

	Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

        Exhibit I.   See Exhibits in Exhibit Index following the
                     Signature Page hereof.

Item 9.	Undertakings:
        ------------

	The undersigned Registrant hereby undertakes:

        (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement.

        (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

        (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURE PAGE
                        --------------

	The Registrant, pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf the undersigned, thereunto duly authorized, in the City of Miami, Florida, State of Florida, on the 7th day of November, 2002.



                                       BEVSYSTEMS INTERNATIONAL, INC.


                                           /s/Robert Tatum
                                       By:-----------------------------
                                          Robert Tatum, III

                                       Title:  President, Chief Executive
                                               Officer and Director



	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.


Dated:		Miami, Florida
                November 7, 2002



                                       BEVSYSTEMS INTERNATIONAL, INC.


                                           /s/Robert Tatum
                                       By:-----------------------------
                                          Robert Tatum, III

                                       Title:  President, Chief Executive
                                               Officer and Director

                              EXHIBIT INDEX
                              -------------


EXHIBIT NUMBER     ITEM
--------------     ----

5.1                Opinion regarding legality by Law Office of
                   L. Van Stillman, PA

23.1 Letter on audit report (consent of independent auditors) from GERSON, PRESTON, ROBINSON &
                   COMPANY, P.A.